Energy XXI Announces Exchange of 5.625% Preferred Stock

HOUSTON – June 8, 2011 – Energy XXI (NASDAQ: EXXI) (AIM: EXXI) today announced the closing of an exchange agreement (the “Exchange Agreement”) with a holder of the Company’s 5.625% Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Preferred Stock”), to issue shares (the “Exchange Securities”) of the Company’s common stock, par value $0.005 per share (the “Common Stock”), in exchange for 80,000 shares of Preferred Stock.  Pursuant to the Exchange Agreement, the Company will issue a number of shares of Common Stock equal to the sum, rounded to the nearest whole number, of (i) the number of shares of such Preferred Stock multiplied by 9.83526 and (ii) the number of shares of such Preferred Stock multiplied by a fraction whose numerator equals $28.16 and denominator equals $30.47 (the closing price of the Common Stock the trading day ending on the trading day immediately prior to June 7, 2011). Accordingly, 860,756 new shares of Common Stock have been issued. Issuance of the shares of Common Stock in this transaction will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(9) of the Securities Act.  After such issuance, the Company has a total of 76,171,329 common shares in issue, excluding 653 treasury shares, and 1.05 million shares of Preferred Stock outstanding.

Application has been made for the 860,756 new shares of Common Stock to be admitted to trading on AIM and admission is expected to occur on 15 June 2011.

Enquiries of the Company

Energy XXI
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Greg Smith
Director, Investor Relations
713-351-3149
gsmith@energyxxi.com

Seymour Pierce
Nominated Adviser: Jonathan Wright,
Jeremy Porter
Corporate Broking: Richard Redmayne
Tel: +44 (0) 20 7107 8000

Pelham Bell Pottinger
James Henderson
jhenderson@pelhambellpottinger.co.uk
Mark Antelme
mantelme@pelhambellpottinger.co.uk
+44 (0) 20 7861 3232